Exhibit 99.1

For Immediate Release	Contact: Chris Brandon Director - Investor Relations (734) 323-7932

Domino’s Pizza® Announces Third Quarter 2020 Financial Results

Global retail sales growth (excluding foreign currency impact) of 14.8%

U.S. same store sales growth of 17.5%

International same store sales growth of 6.2%

Global net store growth of 83

Diluted EPS up 21.5% to $2.49

ANN ARBOR, Michigan, October 8, 2020: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the third quarter. Global retail sales increased 14.4% in the third quarter, or 14.8% excluding foreign currency impact. U.S. same store sales grew 17.5% during the quarter versus the year-ago period and were positively impacted by customer ordering behavior during the COVID-19 pandemic, continuing the positive sales momentum in the Company’s U.S. stores business. The international business also posted positive same store sales results, with growth of 6.2% during the quarter. The third quarter marked the 107th consecutive quarter of international same store sales growth and the 38th consecutive quarter of U.S. same store sales growth.

During the quarter, the Company reported 209 gross new stores and 83 net new stores, comprised of 44 net new U.S. stores and 39 net new international stores. The Company’s net store growth reflects the closure of 126 stores, primarily in India. The number of temporary store closures in certain of the Company’s international markets declined during the third quarter of 2020. Based on information reported to the Company by its master franchisees, the Company estimates that as of October 5, 2020, there were fewer than 300 international stores temporarily closed.

Diluted EPS for the third quarter was $2.49, up 21.5% over the prior year quarter.

On October 6, 2020, the Company’s Board of Directors declared a $0.78 per share quarterly dividend for shareholders of record as of December 15, 2020 to be paid on December 30, 2020.

“I am extremely proud of our global franchisees, operators and corporate teams for their relentless passion and energy as we continue to navigate through the pandemic,” said Ritch Allison, Domino’s Chief Executive Officer. “Our strong third quarter results once again demonstrated our focus on value, service, quality and innovation to meet customer needs.”

Third Quarter Highlights (Unaudited):

(dollars in millions, except per share data)	Third Quarter of 2020	Third Quarter of 2019	Three Fiscal Quarters of 2020	Three Fiscal Quarters of 2019
Net income	$99.1	$86.4	$339.4	$271.4
Weighted average diluted shares	39,791,805	42,040,291	39,724,289	42,158,447
Diluted EPS	$2.49	$2.05	$8.54	$6.44

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Revenues increased $146.9 million, or 17.9%, in the third quarter of 2020. This increase was primarily due to higher U.S. retail sales resulting from same store sales growth and an increase in store counts during the trailing four quarters, resulting in higher supply chain, U.S. franchise and U.S. Company-owned stores revenues.

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Net Income increased $12.8 million, or 14.8%, in the third quarter of 2020. This increase was primarily driven by higher income from operations resulting from increased U.S. franchise revenues as well as higher supply chain volumes, partially offset by higher variable performance-based compensation expense as well as COVID-related costs, including additional compensation and enhanced sick pay for frontline workers. A lower effective tax rate as compared to the prior year quarter driven by higher tax benefits from equity-based compensation also resulted in an increase in net income. The increase in net income was partially offset by higher net interest expense resulting from a higher average debt balance and to a lesser extent, borrowings under the Company’s variable funding notes.

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Diluted EPS was $2.49 for the third quarter of 2020 versus $2.05 in the prior year quarter. This represents a $0.44, or 21.5%, increase over the prior year quarter. The increase in diluted EPS was driven by higher net income, as well as a lower weighted average diluted share count, primarily resulting from the Company’s share repurchases during the trailing four quarters.

The table below outlines certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to the Comments on Regulation G section below for additional details.

	Third Quarter of 2020	Third Quarter of 2019
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 16.6%	+ 1.7%
U.S. franchise stores	+ 17.5%	+ 2.5%

U.S. stores	+ 17.5%	+ 2.4%

International stores (excluding foreign currency impact)	+ 6.2%	+ 1.7%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 21.3%	+ 6.0%
International stores	+ 7.7%	+ 5.7%

Total	+ 14.4%	+ 5.8%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 21.3%	+ 6.0%
International stores	+ 8.5%	+ 9.1%

Total	+ 14.8%	+ 7.5%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at June 14, 2020	346	5,849	6,195	10,978	17,173
Openings	2	45	47	162	209
Closings (1)	—	(3)	(3)	(123)	(126)

Store count at September 6, 2020	348	5,891	6,239	11,017	17,256

Third quarter 2020 net store growth	2	42	44	39	83

Trailing four quarters net store growth	15	239	254	474	728

(1)	Temporary store closures are not treated as store closures and affected stores are included in the ending store count.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its third quarter 2020 financial results. The call can be accessed by dialing (866) 470-5929 (U.S./Canada) or (409) 217-8311 (International). Ask for the Domino’s Pizza conference call, ID 1768067. The call will also be webcast, and will be archived for one year, on biz.dominos.com.

Liquidity and Use of Cash Update

As of September 6, 2020, the Company had approximately:

•	$330.7 million of unrestricted cash and cash equivalents;

•	$4.11 billion in total debt; and

•	$160.0 million of available borrowings under its $200.0 million variable funding notes, net of letters of credit issued of $40.0 million and borrowings outstanding of less than $0.1 million.

As previously disclosed, given the market uncertainty arising from COVID-19, the Company took a precautionary measure and borrowed $158.0 million under its variable funding notes in the second quarter of 2020. The Company repaid $100.0 million of these borrowings in the second quarter of 2020 and approximately $58.0 million in the third quarter of 2020.

Net cash provided by operating activities was $370.4 million during the three fiscal quarters of 2020. The Company invested $51.2 million in capital expenditures during the three fiscal quarters of 2020. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $319.2 million during the three fiscal quarters of 2020 (refer to the Comments on Regulation G section below for additional details).

(in thousands)	Three Fiscal Quarters of 2020
Net cash provided by operating activities	$370,399
Capital expenditures	(51,163)

Free cash flow	$319,236

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year.

The Company uses “Same store sales growth,” which is calculated for a given period by including only sales from stores that had sales in the comparable weeks of both years. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales. It ranks among the world’s top restaurant brands with a global enterprise of more than 17,200 stores in over 90 markets. Domino’s had global retail sales of more than $14.3 billion in 2019, with over $7.0 billion in the U.S. and nearly $7.3 billion internationally. In the third quarter of 2020, Domino’s had global retail sales of more than $3.7 billion, with over $1.9 billion in the U.S. and nearly $1.8 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the end of the third quarter of 2020. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2019 from digital channels. In the U.S., Domino’s generated more than 65% of sales in 2019 via digital channels and has developed several innovative ordering platforms, including those for Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and more. In 2019, Domino’s announced a partnership with Nuro to further its exploration and testing of autonomous pizza delivery. In mid-2020, Domino’s launched a new way to order contactless carryout nationwide – via Domino’s Carside Delivery™, which customers can choose when placing a prepaid online order.

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Company Info – biz.dominos.com

Media Assets – media.dominos.com

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 22, 2020, June 14, 2020 and September 6, 2020. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to manage difficulties associated with or related to the COVID-19 pandemic and the effects of COVID-19 on our business and supply chain; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; new product, digital ordering and concept developments by us, and other food-industry competitors; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to profitably manage their operations without negatively impacting our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; actions by activist investors; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 6, 2020	% of Total Revenues	September 8, 2019	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$113,254		$94,575
U.S. franchise royalties and fees	118,054		97,047
Supply chain	573,661		485,110
International franchise royalties and fees	54,602		54,586
U.S. franchise advertising	108,148		89,494

Total revenues	967,719	100.0%	820,812	100.0%

Cost of sales:
U.S. Company-owned stores	90,788		71,610
Supply chain	514,950		432,951

Total cost of sales	605,738	62.6%	504,561	61.5%

Operating margin	361,981	37.4%	316,251	38.5%

General and administrative	91,652	9.4%	83,728	10.2%
U.S. franchise advertising	108,148	11.2%	89,494	10.9%

Income from operations	162,181	16.8%	143,029	17.4%
Interest expense, net	(38,408)	(4.0)%	(32,784)	(4.0)%

Income before provision for income taxes	123,773	12.8%	110,245	13.4%
Provision for income taxes	24,644	2.6%	23,872	2.9%

Net income	$99,129	10.2%	$86,373	10.5%

Earnings per share:
Common stock – diluted	$2.49		$2.05

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 6, 2020	% of Total Revenues	September 8, 2019	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$329,820		$323,026
U.S. franchise royalties and fees	335,898		289,349
Supply chain	1,625,502		1,424,787
International franchise royalties and fees	160,202		164,145
U.S. franchise advertising	309,422		267,115

Total revenues	2,760,844	100.0%	2,468,422	100.0%

Cost of sales:
U.S. Company-owned stores	258,007		247,516
Supply chain	1,443,608		1,265,695

Total cost of sales	1,701,615	61.7%	1,513,211	61.3%

Operating margin	1,059,229	38.3%	955,211	38.7%

General and administrative	268,209	9.7%	262,640	10.7%
U.S. franchise advertising	309,422	11.2%	267,115	10.8%

Income from operations	481,598	17.4%	425,456	17.2%
Interest expense, net	(116,033)	(4.2)%	(100,089)	(4.0)%

Income before provision for income taxes	365,565	13.2%	325,367	13.2%
Provision for income taxes	26,166	0.9%	53,985	2.2%

Net income	$339,399	12.3%	$271,382	11.0%

Earnings per share:
Common stock – diluted	$8.54		$6.44

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 6, 2020	December 29, 2019
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$330,719	$190,615
Restricted cash and cash equivalents	160,330	209,269
Accounts receivable, net	229,403	210,260
Inventories	65,499	52,955
Prepaid expenses and other	26,288	19,129
Advertising fund assets, restricted	144,282	105,389

Total current assets	956,521	787,617
Property, plant and equipment, net	262,264	242,881
Operating lease right-of-use assets	229,653	228,785
Other assets	172,510	122,809

Total assets	$1,620,948	$1,382,092

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$43,662	$43,394
Accounts payable	88,188	111,101
Operating lease liabilities	36,508	33,318
Advertising fund liabilities	138,348	101,921
Other accrued liabilities	181,819	164,097

Total current liabilities	488,525	453,831
Long-term liabilities:
Long-term debt, less current portion	4,062,175	4,071,055
Operating lease liabilities	201,981	202,731
Other accrued liabilities	79,798	70,234

Total long-term liabilities	4,343,954	4,344,020
Total stockholders’ deficit	(3,211,531)	(3,415,759)

Total liabilities and stockholders’ deficit	$1,620,948	$1,382,092

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 6, 2020	September 8, 2019
(In thousands)
Cash flows from operating activities:
Net income	$339,399	$271,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,116	40,982
Loss on sale/disposal of assets	1,530	3,141
Amortization of debt issuance costs	3,853	3,288
Provision for deferred income taxes	3,681	1,627
Non-cash equity-based compensation expense	14,934	13,269
Excess tax benefits from equity-based compensation	(56,862)	(19,670)
Provision for losses and accounts and notes receivable	1,536	774
Changes in operating assets and liabilities	(14,146)	16,214
Changes in advertising fund assets and liabilities, restricted	32,358	(6,411)

Net cash provided by operating activities	370,399	324,596

Cash flows from investing activities:
Capital expenditures	(51,163)	(42,676)
Purchase of investments	(40,000)	—
Proceeds from sale of assets	11	9,738
Maturities of advertising fund investments, restricted	—	30,152
Other	83	(351)

Net cash used in investing activities	(91,069)	(3,137)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	158,000	—
Repayments of long-term debt and finance lease obligations	(190,843)	(91,860)
Proceeds from exercise of stock options	26,526	10,122
Purchases of common stock	(79,590)	(105,149)
Tax payments for restricted stock upon vesting	(6,584)	(5,820)
Payments of common stock dividends and equivalents	(61,093)	(53,598)

Net cash used in financing activities	(153,584)	(246,305)

Effect of exchange rate changes on cash	243	139

Change in cash and cash equivalents, restricted cash and cash equivalents	125,989	75,293

Cash and cash equivalents, beginning of period	190,615	25,438
Restricted cash and cash equivalents, beginning of period	209,269	166,993
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	84,040	44,988

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	483,924	237,419

Cash and cash equivalents, end of period	330,719	66,706
Restricted cash and cash equivalents, end of period	160,330	177,292
Cash and cash equivalents included in advertising fund assets, restricted, end of period	118,864	68,714

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$609,913	$312,712

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